                                                       900 NORTH FEDERAL HIGHWAY
                                                                       SUITE 160
                                                  BOCA RATON, FLORIDA 33432-2754
                                                             TEL: (561) 395-0330
                                                             FAX: (561) 395-2081
                                              EMAIL: firm@grassanoaccounting.com

                      Grassano
                   Accounting, P.A.
Certified Public Accountants & Business Consultants

                www.grassanoaccounting.com               N.RICHARD GRASSANO, CPA
                                                         (FL-NJ)

June 11, 2003

Board of Directors
Optical Concepts of America, Inc.
2700 N. 29th Ave., Suite 305
Hollywood, FL 33020

Re: Resignation Letter

Dear Board of Directors:

As of the date of this letter, we hereby resign as auditors for Optical Concepts of America, Inc.  We are resigning from the engagement because we are no longer able to provide the services that the Company requires.

For the audits that we performed (of the financial statements for the years ended December 31, 2001 and 2002), we issued unqualified opinions. The Company's management has always supplied us with all necessary information, and we have been able to rely on all of management's representations. There have been no scope limitations, and the internal controls have been adequate for the
Company's management to develop reliable financial statements. The Company's management also has never disagreed with any of our adjustments or recommendations.

Sincerely,

/s/ N. Richard Grassano
    N. Richard Grassano
    President